Exhibit 99.1

Contacts:
Stacy Kruse
Chief Financial Officer and Treasurer
Wilsons The Leather Experts Inc.
(763) 391-4000
For Immediate Release
Wilsons Leather Announces Receipt of Nasdaq Deficiency Notice
     MINNEAPOLIS — May 7, 2008 — Wilsons The Leather Experts Inc. (Nasdaq: WLSN) announced today that on May 1, 2008, the Company received notification from The Nasdaq Stock Market (“Nasdaq”) stating that, for the last 30 consecutive trading days, the Company’s common stock has not maintained a minimum market value of publicly held shares of $5.0 million as required for continued inclusion by Marketplace Rule 4450(a)(2) (the “Market Value Rule”). In accordance with Marketplace Rule 4450(e)(1), the Company was provided 90 calendar days, or until July 30, 2008, to regain compliance with the minimum market value requirement. To meet the minimum requirement, the market value of the Company’s publicly held shares must maintain a minimum market value of $5.0 million or greater for a minimum of ten consecutive trading days.
     If compliance with the Market Value Rule cannot be demonstrated by July 30, 2008, Nasdaq will provide written notification to the Company that its securities will be delisted. At that time, the Company will be permitted to appeal Nasdaq’s determination to a Listing Qualifications Panel.
     The Company intends to monitor the market value of its listed securities and consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the minimum market value of publicly held shares requirement by July 30, 2008.
About Wilsons Leather
Wilsons Leather is a specialty retailer of leather outerwear, accessories and apparel in the United States. As of May 3, 2008, Wilsons Leather operated 228 stores located in 39 states, including 100 mall stores, 114 outlet stores and 14 airport stores.
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Wilsons Leather
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428
763.391.4000
www.wilsonsleather.com